Exhibit 5.1

3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750

May 28, 2010

Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, California 91702

Ladies and Gentlemen:

We have acted as counsel to Physicians Formula Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement (the “Registration Statement”) of the Company on Form S-3 under the Securities Act of 1933, as amended (the “Act”), and the filing of the Registration Statement with the Securities and Exchange Commission (the “SEC”).  The Registration Statement relates to the offer and sale from time to time by a certain stockholder of the Company of up to 650,000 shares of the Company’s common stock, par value $.01 per share (“Common Stock”), constituting shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of a certain warrant held by such stockholder (the “Warrants”).

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Amended and Restated Certificate of Incorporation as amended to date, the Amended and Restated Bylaws of the Company as amended to date, the Senior Subordinated Note Purchase and Security Agreement as amended to date, the Registration Rights Agreement as amended to date, the Warrant, resolutions of the Company’s Board of Directors, and such other documents and corporate records relating to the Company as we have deemed appropriate.

Based upon the foregoing, we are of the opinion that subject to the availability of a sufficient number of then authorized and unissued shares of Common Stock, the Warrant Shares, when duly issued and sold in accordance with the terms of the Warrants and assuming compliance with the Act, will be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the reference to our firm under the section “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP